EXHIBIT 10.1

M&T Bank

One M&T Plaza,

Human Resources, 7th Floor,

Buffalo, NY 14203

716-842-5094 FAX 716-842-4374

February 8, 2024

Doris Meister

RE: Retirement & Consulting Agreement

Dear Doris,

This Retirement & Consulting Agreement (“Agreement”) sets forth the terms of the Agreement between Doris Meister (“You” or “Consultant”) and Manufacturers and Traders Trust Company (“M&T Bank”) with respect to your retirement and separation from employment and transition into a two-year consulting role. You and M&T Bank will hereinafter collectively be referred to as the “Parties.”

(1)
Retirement Date & Consulting Period

Your final date of employment with M&T Bank will be Friday, May 31, 2024 (“Retirement Date”). As of that date, except as specifically provided in this Agreement, all compensation, participation in the 401(k) plan, long term disability, and participation in the Employee Stock Purchase Plan will cease. Provided you comply with the other terms of this Agreement, including your execution and non-revocation of this Agreement and the attached General Release and Waiver, beginning June 1, 2024, and through June 1, 2026 (the “Consulting Period”), you will serve as a Consultant for M&T Bank consistent with the duties described in Paragraph 4.

(2)
Payment of Wages and Other Sums Due

M&T Bank agrees that you will be paid for all wages due for services rendered to M&T Bank through the Retirement Date and will be paid for any accrued Paid Time Off and/or floating holidays, if applicable, or other leave which is, under M&T Bank’s policies, compensable at the time of retirement, at your current rate of pay.

(3)
Health Coverage Continuation

Following the Retirement Date, you and your covered family members may each elect to continue health coverage as provided by the Consolidated Omnibus Budget Reconciliation Act of 1986, as amended (“COBRA”). Additional information concerning your COBRA rights will be mailed to you under separate cover. In addition, you and your covered spouse are eligible to obtain retiree health coverage under the M&T Bank Corporation Retiree Welfare Benefits Plan provided you enroll in such retiree health coverage within 30 days of your Retirement Date or if applicable, within 30 days after your COBRA health continuation coverage ends. You will receive additional information regarding retiree health coverage prior to your Retirement Date.

(4)
Consulting Services

(a) During the Consulting Period, you agree to perform such reasonable consulting, management, and advisory services for M&T Bank with respect to the business and affairs of M&T Bank as M&T

EXHIBIT 10.1

Bank may reasonably request from time to time, which services may include transition of your successor, strategic planning services, and meeting with M&T Bank’s officers, managers, and other personnel regarding operations. The services, in your discretion, shall be rendered in person or by telephone or other communication. Except as otherwise expressly agreed to, you shall have no obligation to M&T Bank as to the manner and time of rendering the services hereunder and shall have no obligation to devote a minimum number of hours on a weekly, monthly, annual, or other basis.

(b) M&T Bank shall furnish to you such information as it reasonably believes appropriate to permit you to provide the services contemplated by Section 3(a) hereof to M&T Bank; provided, however, that M&T Bank hereby acknowledges and agrees that (i) you will use and rely on such information in providing such services and (ii) you do not assume responsibility for the accuracy or completeness of such information.

(c) You shall perform all services to be provided to M&T Bank hereunder as an independent contractor to M&T Bank and not as an employee, agent, or representative of M&T Bank. You shall have no authority to act for or bind M&T Bank or any of its subsidiaries while acting in its capacity as an advisor to M&T Bank under this Agreement without M&T Bank’s prior written consent. Any advice or opinions provided by you or its affiliates to M&T Bank and/or any subsidiary of M&T Bank may not be disclosed or referred to publicly or to any third party (other than to M&T Bank’s affiliates and M&T Bank’s legal, tax, financial, or other advisors), except in accordance with your prior written consent or if required by law; provided, however, that for the purpose of this sentence, you and M&T Bank shall not be treated as affiliates of one another.

(d) Consistent with the definition of Confidential Information and terms described in Paragraph 13, you agree that you will maintain the confidentiality of any Confidential Information of M&T Bank that you may learn of through the Consulting Period.

(5)
Consulting Payments

If the terms of this Agreement are accepted by you, and you return a fully executed original of this Agreement to Corporate Employee Relations – M&T at One M&T Plaza, 7th Floor, Buffalo, New York 14203 on or before February 29, 2024, you do not thereafter revoke this Agreement, which you may do within seven (7) calendar days from the date that you sign it, you execute, as described in Paragraph 11, the attached General Release and Waiver, you do not revoke that General Release and Waiver, and you comply with the terms of both Agreements, you will be entitled to transition into a consulting role as described in Paragraph 4, for which you will receive a monthly consulting fee of $101,666.66 for the Consulting Period (from June 1, 2024 through May 31, 2026) (the “Consulting Payments”). These Consulting Payments will commence within 21 days of the commencement of the Consulting Period, provided you have signed both this Agreement and the attached General Release and Waiver, as described in and consistent with Paragraph 11, and the revocation periods for both the Agreement and the General Release and Waiver have expired without revocation. You will not be eligible for any other compensation, benefits, or equity in connection with your provision of the services you provide as a Consultant.

You also understand and agree that you will forfeit and not be entitled to receive the Consulting Payments described above if: (i) you breach any written agreement between you and M&T Bank, including this Agreement; (ii) you act or fail to act in a manner that results in or is intended to result in detrimental consequences to M&T Bank after notification of retirement; (iii) you improperly disclose proprietary or confidential information or trade secrets of M&T Bank; or (iv) you commit misconduct or other terminable offense.

Any revocation of this Agreement must be in writing and must be delivered to Corporate Employee Relations - MRT at One M&T Plaza, 7th Floor, Buffalo, New York 14203 by 5 p.m., within seven (7) calendar days from the date you have executed this Agreement. This Agreement will not become effective until

EXHIBIT 10.1

after your 7-day revocation period has expired.

(6)
Non-Competition, Non-Solicitation of Customers and Employees

You, for and in consideration of the promises set forth in this Agreement, hereby agree that through the Consulting Period, you shall not hold any position, in any capacity, directly with any company or entity listed on the attached Peer Firms list. In the event that you hold a position with or perform any services for a consulting firm during the Consulting Period that may also be consulting for any company or entity on the attached Peer Firms list, you agree that you will not work, directly or indirectly, on any project or assignment providing services to the entity that is listed on the attached Peer Firms list until after December 1, 2024. This Agreement does not restrict your ability to serve as a Board Member and/or Director of a Board for any entity as of December 1, 2024. Until December 1, 2024, however, you agree that you will not serve as a Board Member and/or Director of a Board for any company or entity listed on the Peer Firms list.

You also agree that through the end of the Consulting Period following the execution of this Agreement you shall not, directly or indirectly, hire, solicit or encourage any employee, consultant or contractor of M&T Bank to leave M&T Bank’s employment, or hire any such employee, consultant or contractor who has left M&T Bank’s employment or contractual engagement. In addition, through the end of the Consulting Period, you shall not, directly or indirectly, (i) solicit or attempt to solicit any customer of M&T Bank, customer leads or customer referrals who were served by or whose names became known to you while providing services to M&T Bank; (ii) induce or attempt to induce any customer of M&T Bank to refuse to deal with or discontinue dealing with M&T Bank; or (iii) induce any customer of M&T Bank to terminate any existing contract for services with the Bank.

The Consulting Period limitation is not intended to limit M&T Bank’s right to prevent misappropriation of its confidential information beyond the duration of the Consulting Period. In addition, if you are subject to a non-solicitation restriction under any incentive plan, commission plan or other arrangement or contract with M&T Bank, nothing in this section shall be read to alter or limit such restriction(s). To the extent the duration of the non-solicitation in this section differs with any other such restrictions, the longer time period shall control.

(7)
Employment Verification

M&T Bank’s policy currently provides that requests for employment verification be referred to HRDirect at 1-877-473-4732.

(8)
Equity Awards

Your equity awards are governed by the terms and conditions of the applicable award agreement(s) and equity plan(s) maintained by M&T Bank Corporation. You should refer to the applicable equity award agreement(s) and equity plan(s) for further information about the status and treatment of equity awards upon separation from employment. You will not receive any future equity awards.

(9)
Release and Waiver

You, for and in consideration of the promises set forth in this Agreement, hereby agree to release and discharge, and not to institute any suit or action, at law or in equity, against M&T Bank, as defined above, on your behalf and on behalf of any person or entity claiming by or through you, from any and all claims of any kind, known and unknown, which you may now have or have ever had against M&T Bank, including claims for compensation, accrued time off work, stock options, bonuses, separation pay and all other claims arising from your employment with M&T Bank or the separation of your employment with M&T Bank, whether based on

EXHIBIT 10.1

contract, tort, statute, local ordinance, regulation, common law, or any comparable law in any jurisdiction (“Released Claims”). By way of example and not in limitation, the Released Claims include (all as amended) the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act, Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act of 1990, the Equal Pay Act of 1963, the Family and Medical Leave Act of 1993, the federal Worker Adjustment and Retraining Notification Act of 1988, the Employee Retirement Income Security Act of 1974, the Fair Credit Reporting Act of 1970, the Civil Rights Act of 1866 (42 U.S.C. §§ 1981–1988), the New York Human Rights Law, as well as any claims asserting wrongful termination, breach of contract, breach of the covenant of good faith and fair dealing, negligent or intentional infliction of emotional distress, negligent or intentional misrepresentation, negligent or intentional interference with contract or prospective economic advantage, and defamation and any other federal, state or local law, rule, regulation, executive order or guidelines relating to discrimination, excluding any potential rights or remedies pertaining to retirement benefits or the enforcement of this Agreement, from the beginning of the world through the date of this Agreement, and the continuing effects thereof.

This Agreement covers both claims that you know about and those that you may not know about at this time. The Released Claims do not include any claim: (1) to enforce the Agreement; (2) that arises exclusively after the date you execute the Agreement; (3) to undisputed vested benefits under an employee benefit plan governed by ERISA; (4) that you may have for COBRA benefits; and (5) that cannot be released as a matter of law, such as claims for statutory unemployment or statutory workers’ compensation benefits.

Nothing in this Agreement limits your rights, protected under law, to file a charge or communicate with or otherwise participate in any investigation or proceeding conducted by the Securities and Exchange Commission, the Financial Industry Regulatory Authority, the U.S Department of Justice, the Occupational Safety and Health Administration, the Equal Employment Opportunity Commission, the National Labor Relations Board, or any other government agency charged with enforcement of any law; however, in view of the Consulting Payments provided to you, to the maximum extent permitted by law, you waive and release any and all rights you have to recover any damages or individual monetary relief as a result of such charge, communication, or participation.

(10)
Acknowledgement of Understanding and Review of Release and Waiver

You acknowledge and agree that, prior to executing this Agreement, you have been advised of your right to discuss it with your private attorney and that to the extent you desired, you have availed yourself of this right. You further acknowledge and agree that you have been provided with a reasonable period of time, not fewer than 21 calendar days from your receipt of this Agreement, to consider the terms of this Agreement and to the extent you have executed this Agreement within a shorter period of time, you have elected to do so knowingly and voluntarily and not on the basis of any M&T Bank fraud, misrepresentation, or threat to withdraw or alter this offer. You further acknowledge that you have carefully read and fully understand all of the provisions of this Agreement and that you are VOLUNTARILY entering into this Agreement. You further acknowledge that any modifications, material or not material to this Agreement, do not restart the consideration time period.

(11)
Agreement to Sign Attached General Release and Waiver

You agree that as a condition of receiving the Consulting Payments described in Paragraph 5, you will sign the attached General Release and Waiver on your Retirement Date of May 31, 2024. You understand and acknowledge that if you do not sign the General Release and Waiver, or that if you subsequently revoke it as described therein, you will not be entitled to the Consulting Payments described in Paragraph 5 other than a payment of $500.

(12)
Return of Property

EXHIBIT 10.1

You agree to return on or before the Retirement Date all M&T Bank property in your custody or possession, whether created by yourself or others, including but not limited to any laptop computers, handheld computers, cell phones, swipe cards and the originals and copies of all documents, employee and customer records, files, reports, letters, memoranda, records, data, flowcharts, promotional materials, agreements, customer lists, market studies and other tangible material containing confidential or proprietary information concerning M&T Bank, as defined above.

(13)
Confidential Information

Except as required by law, through the end of the Consulting Period and thereafter, you will not disclose to any person or persons any Confidential Information relating to M&T Bank, as defined above. “Confidential Information” includes, but is not limited to, any and all records, files, reports, letters, memoranda, records, data, flowcharts, promotional materials, agreements, customer and employee related information, market studies and other secret, confidential or proprietary information of any nature relating to M&T Bank, as defined above, which is not generally available to the public. In order to enforce compliance with this covenant, you acknowledge that the failure to comply with the provisions of this Agreement will cause M&T Bank irreparable harm and that a remedy at law for such failure would be an inadequate remedy for M&T Bank. Therefore, you consent that M&T Bank may obtain an order of specific performance, an injunction, a restraining order, or other equitable relief from a court or arbitrator having jurisdiction. The availability of equitable relief shall not preclude M&T Bank from recovering any monetary damages to which it is entitled under applicable law. Nothing in this Agreement precludes you from sharing the terms of this Agreement and the facts underlying your separation from M&T Bank with your life partner, immediate family, attorneys, tax professionals, financial advisors, and healthcare professionals provided you inform each of their duty to keep such information confidential.

(14)
Non-disparagement

You agree not to, directly or indirectly, make, create, publish, communicate, send, or otherwise transmit any statements or communications that are negative, degrading, or critical regarding M&T Bank or its officers, directors, managers, and employees. M&T Bank will provide a written instruction to its “Executive Officers” (as defined and designated under Rule 3b-7 of the Securities Exchange Act of 1934, and who hold office as of the date of this Agreement) directing those individuals that they are not to directly or indirectly, make, create, publish, communicate, send, or otherwise transmit any statements or communications that are negative, degrading, or critical regarding you.

(15)
Section 409A Compliance

This Agreement is intended to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended ("Section 409A"), including the exceptions thereto, and shall be construed and administered in accordance with such intent. Notwithstanding any other provision of this Agreement, payments provided under this Agreement may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. For purposes of Section 409A, each installment payment provided under this Agreement shall be treated as a separate payment. With respect to any payments that are subject to Section 409A, in no event may you, directly or indirectly, designate the calendar year of a payment. Notwithstanding the foregoing, M&T Bank makes no representations that the payments and benefits provided under this Agreement comply with Section 409A and in no event shall M&T Bank be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by you on account of non-compliance with Section 409A.

(16)
Cooperation

EXHIBIT 10.1

You agree to cooperate with M&T Bank, at M&T Bank’s reasonable request, in all aspects of your provision of the Consulting services, including, without limitation, by assisting, cooperating, or providing knowledge, communicating with persons inside or outside M&T Bank, and making yourself reasonably available to assist with or participate in any agency, board and legal investigations and proceedings. M&T Bank agrees to reimburse you for your reasonable out-of-pocket costs and expenses actually incurred in connection with your provision of the Consulting services and for cooperating with M&T Bank as described in this paragraph. M&T Bank will reimburse you as described herein within 30 days of receiving a written request for reimbursement from you itemizing the costs and expenses you incurred and attaching receipts. You acknowledge and agree that your agreement to cooperate will be in effect throughout the entirety of the Consulting Period. However, you also agree that in the event that an issue, dispute, or claim directly or indirectly concerning or relating to your provision of the Consulting services arises after the expiration of the Consulting Period, that your agreement to cooperate will extend beyond the Consulting Period for the limited duration necessary to resolve the issue, dispute, or claim.

(17)
Representations Concerning Insurance Coverages and Indemnification

M&T Bank represents that it has had in effect insurance policies providing insurance coverage for Directors and Officers and that you will be covered under those policies under the terms of those coverages with respect to your employment as an executive of M&T Bank.

(18)
Miscellaneous

You and M&T Bank acknowledge and agree that this Agreement is not an admission of guilt or wrongdoing by you or M&T Bank, as defined above, that neither party believes or admits that it has done anything wrong, and that both parties expressly deny any wrongdoing.

This Agreement may not be modified in any manner or canceled except by a writing signed by you and an authorized M&T Bank official. You acknowledge that M&T Bank has made no promises to you other than those in this Agreement and that this Agreement constitutes the entire agreement of the Parties with respect to the subject matter of this Agreement, and supersedes any prior understandings or written or oral agreements between the Parties with respect to the subject matter of this Agreement, except for any arbitration, intellectual property, noncompete, restrictive covenant, non-solicitation, nondisclosure, or confidential agreements between M&T Bank and you, which shall remain in full force and effect according to their terms.

You agree that you shall be responsible for all taxes and similar payments arising out of any activities contemplated by this Agreement, including without limitation, federal, state, and local income tax, self-employment taxes, and all other taxes, fees, and withholdings. You agree that you will indemnify M&T and hold M&T harmless against any claim, obligation, or demand to pay any type of taxes, interest, or penalties in connection with any payments made to you by M&T under this Agreement.

The provisions of this Agreement are severable. If any part of it is found to be unenforceable, all other provisions shall remain fully valid and enforceable.

Captions and headings in this agreement are intended solely for convenience of reference and shall not be used in interpretation of this Agreement. This Agreement shall be governed by the substantive and procedural laws of the State of New York.

Finally, by your signature below, you acknowledge each of the following: (a) that you have read this Agreement and the attachment; (b) that you are fully aware of the Agreement’s contents and legal effect;

(c) that you have been advised to consult with an attorney of your choosing regarding this Agreement; (d) that you have consulted your own counsel to the extent and for the purposes you desired; (e) that you have chosen to enter into this Agreement freely, without coercion and based upon your own judgment and not in reliance upon any

EXHIBIT 10.1

promises made by M&T Bank or any of its representatives other than those contained in this Agreement, (f) that, if applicable, you have been given the attached Disclosure Statement, and (g) that as a condition of receiving the Consulting Payments, you will sign the attached General Release and Waiver on your Retirement Date.

Sincerely,

/s/ David Hollis

DAVID HOLLIS

SENIOR EXECUTIVE VICE PRESIDENT

CHIEF HUMAN RESOURCES OFFICER

I have read and understand the Agreement above and agree to be bound by its terms and conditions.

/s/ Doris Meister

DORIS MEISTER

February 9, 2024

DATE

EXHIBIT 10.1

ATTACHMENT

GENERAL RELEASE AND WAIVER

Pursuant to the terms and conditions of the Retirement & Consulting Agreement(“Agreement”) to which this General Release and Waiver (“Release”) is attached, and in consideration of the benefits offered under the Agreement, you agree to release and discharge, and not to institute any suit or action, at law or in equity, against M&T Bank, as defined in the Agreement, on your behalf and on behalf of any person or entity claiming by or through you, from any and all claims of any kind, known and unknown, which you may now have or have ever had against M&T Bank, including claims for compensation, accrued time off work, stock options, bonuses, separation pay and all other claims arising from your employment with M&T Bank or the termination of your employment with M&T Bank, whether based on contract, tort, statute, local ordinance, regulation, common law, or any comparable law in any jurisdiction (“Released Claims”). By way of example and not in limitation, the Released Claims include (all as amended) the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act, Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act of 1990, the Equal Pay Act of 1963, the Family and Medical Leave Act of 1993, the federal Worker Adjustment and Retraining Notification Act of 1988, the Employee Retirement Income Security Act of 1974, the Fair Credit Reporting Act of 1970, the Civil Rights Act of 1866 (42 U.S.C. §§ 1981–1988) the New York Human Rights Law, as well as any claims asserting wrongful termination, breach of contract, breach of the covenant of good faith and fair dealing, negligent or intentional infliction of emotional distress, negligent or intentional misrepresentation, negligent or intentional interference with contract or prospective economic advantage, and defamation and any other federal, state or local law, rule, regulation, executive order or guidelines relating to discrimination, excluding any potential rights or remedies pertaining to retirement benefits or the enforcement of this Release, from the beginning of the world through the date of this Release, and the continuing effects thereof.

This Release covers both claims that you know about and those that you may not know about at this time. The Released Claims do not include any claim: (1) to enforce the Agreement; (2) that arises exclusively after the date you execute the Release; (3) to undisputed vested benefits under an employee benefit plan governed by ERISA; (4) that you may have for COBRA benefits; and (5) that cannot be released as a matter of law, such as claims for statutory unemployment or statutory workers’ compensation benefits.

Nothing in the Agreement or the Release limits your rights, protected under law, to file a charge or communicate with or otherwise participate in any investigation or proceeding conducted by the Securities and Exchange Commission, the Financial Industry Regulatory Authority, the U.S. Department of Justice, the Occupational Safety and Health Administration, the Equal Employment Opportunity Commission, the National Labor Relations Board, or any other government agency charged with enforcement of any law; however, in view of the payments and benefits provided to you, to the maximum extent permitted by law, you waive and release any and all rights you have to recover any damages or individual monetary relief as a result of such charge, communication, or participation.

You acknowledge and agree that, prior to executing this Release, you have been advised of your right to discuss it with your private attorney and that to the extent you desired, you have availed yourself of this right. You further acknowledge and agree that you have been provided with a reasonable period of time, not fewer than 21 calendar days from your receipt of this Release, to consider the terms of this Release and to the extent you have executed this Release within a shorter period of time, you have elected to do so knowingly and voluntarily and not on the basis of any M&T Bank fraud, misrepresentation, or threat to withdraw or alter this offer. You further acknowledge that you have carefully read and fully understand all of the provisions of this Release and that you are VOLUNTARILY entering into this Release. You further acknowledge that any modifications, material or not material to this Release, do not restart the consideration time period.

You will have seven (7) calendar days after signing this Release to revoke it by delivering written notice of your revocation to Corporate Employee Relations – MRT at One M&T Plaza, 7th Floor, Buffalo, NY 14203. This Release will become effective on the eighth (8th) day following its execution by you, provided that it has not been revoked by you as set forth in the immediately preceding sentence. If this Release is revoked by you within that 7-day period, you will not be eligible to receive any of the payments or benefits identified in the Agreement.

By your signature below, you acknowledge each of the following: (a) that you have read this Release; (b) that you are fully aware of the Release’s contents and legal effect; (c) that you have been advised to consult with an attorney of your choosing regarding this Release; (d) that you have consulted your own counsel to the extent and for the purposes you desired; (e) and that you have chosen to enter into this Release freely, without coercion and based upon your own judgment and not in reliance upon any promises made by M&T Bank or any of its representatives other than those contained in this Release.

DORIS MEISTER

DATE

ATTACHMENT

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